EXHIBIT 99.2

HYPERTENSION DIAGNOSTICS, INC.         FOR IMMEDIATE RELEASE
2915 Waters Road, Suite 108
Eagan, MN 55121-1562
                                       Contact:   GREG H. GUETTLER
                                                  President
                                                  Hypertension Diagnostics, Inc.
                                                  651-687-9999

HYPERTENSION DIAGNOSTICS BUILDS SALES FORCE

HALE TO SPEARHEAD SALES IN THE MID-ATLANTIC REGION

ST. PAUL, Minn., April 28, 1999 -- Hypertension Diagnostics, Inc. (Nasdaq
SmallCap: HDII; HDIIW; HDIIU), a medical device company developing non-invasive methods of monitoring and assessing cardiovascular health, today announced the hiring of Scott Hale as its Mid-Atlantic regional sales manager. The recent hire allows Hypertension Diagnostics (HDI) to start structuring its sales force, beginning with one of the country's fast-growing medical research and treatment markets.
     "We are very excited to bring Scott on board the HDI team," said Greg Guettler, President, Hypertension Diagnostics, Inc. "With Scott's extensive medical device sales and marketing experience, HDI will broaden its opportunities for sales of its HDI/PULSEWAVE-TM- CR-2000 Research CardioVascular Profiling Instrument."
     As Mid-Atlantic regional sales manager, Hale is responsible for regional marketing and sales of HDI products, establishing and maintaining customer relationships in the eleven-state region including Georgia, North Carolina, South Carolina, Alabama, Florida, Tennessee and Virginia.
     In his previous positions with medical device manufacturers, Hale developed key clinical accounts and managed the integration of new technology into medical practices throughout the Mid-Atlantic region. Hale's expertise was gained through positions with Iomed, Inc., Dey Laboratories, Jones Medical Industries and Medical Technology Systems.
     Hale earned a bachelor's degree in marketing from Western Carolina University in Cullowhee, North Carolina.


                                     -MORE-

PAGE 2, HYPERTENSION DIAGNOSTICS, INC.
APRIL 28, 1999


     Founded in 1988, Hypertension Diagnostics is focused on the development of proprietary cardiovascular profiling technology that analyzes arterial pulse pressure waveform data. HDI has developed two models of it's HDI/PULSEWAVE CardioVascular Profiling Instrument. HDI's first model, the HDI/PULSEWAVE CR-2000, is currently in use by physician scientists for research purposes only. The second model, the HDI/PULSEWAVE DO-2020, is intended to assist physicians in screening and diagnosing patients with cardiovascular disease. HDI is currently awaiting 510(k) clearance from the Food and Drug Administration (FDA) for the HDI/PULSEWAVE DO-2020 model.
     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undo reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 1998 Annual Report on Form 10-KSB under the caption "Risk Factors," as well as others not now anticipated. These risks and uncertainties include, without limitation, the Company's ability to receive regulatory approval for its Model DO-2020 product; the availability of third-party reimbursements; market acceptance of the Company's products; timely development of the central data management facility; the ability of third parties to manufacture the Company's products on a commercial scale and in compliance with regulatory requirements; the availability of integral components for the Company's products; the Company's ability to develop distribution channels; increased competition; changes in government regulation; health care reform; exposure to potential product liability; and the Company's ability to protect its proprietary technology.


                                      # # #